Exhibit 99.1

Report of Independent Registered Public Accounting Firm

The Board of Directors and Audit Committee

PrivateBancorp, Inc.

We have reviewed the accompanying consolidated balance sheet of PrivateBancorp, Inc. and subsidiaries as of September 30, 2006, and the related consolidated statements of income for the three-month and nine-month periods ended September 30, 2006 and 2005, and the consolidated statements of changes in stockholders’ equity and cash flows for the nine-month periods ended September 30, 2006 and 2005. These financial statements are the responsibility of the Company's management.

We conducted our review in accordance with standards of the Public Company Accounting Oversight Board (United States). A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the consolidated financial statements referred to above for them to be in conformity with U.S. generally accepted accounting principles.

We have previously audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheet of PrivateBancorp, Inc. as of December 31, 2005, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for the year then ended (not presented herein); and in our report dated March 2, 2006, except for Note 11 as to which date is September 18, 2006, we expressed an unqualified opinion on those consolidated financial statements.

/s/ Ernst & Young LLP

Chicago, Illinois

November 7, 2006